Exhibit 99

Chrysler Financial	Distribution Date:	08-Sep-04
DaimlerChrysler Auto Trust 2004-A Monthly Servicer’s Certificate (HV)		Page 1 of 2

Payment Determination Statement Number	6
Distribution Date	08-Sep-04

Dates Covered	From and Including	To and Including
Collections Period	01-Aug-04	31-Aug-04
Accrual Period	09-Aug-04	07-Sep-04
30/360 Days	30
Actual/360 Days	30

	Number of
Collateral Pool Balance Data	Accounts	$ Amount
Pool Balance — Beginning of Period	80,453	1,306,244,666.29
Collections of Installment Principal		27,548,131.39
Collections Attributable to Full Payoffs		18,930,647.99
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		2,092,330.80

Pool Balance — End of Period	78,443	1,257,673,556.11

Pool Statistics	End of Period
Initial Pool Balance (Pool Balance at the Purchase Date)	1,574,003,577.68
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)	79.90%
Ending O/C Amount	97,091,734.23
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)	108.37%
Cumulative Net Losses	2,820,854.05
Net Loss Ratio (3 mo. Weighted Avg.)	0.67620%
Cumulative Recovery Ratio	57.61%
60+ Days Delinquency Amount	5,290,708.61
Delinquency Ratio (3 mo. Weighted Avg.)	0.36390%
Weighted Average APR	5.999%
Weighted Average Remaining Term (months)	46.92
Weighted Average Seasoning (months)	15.46

Chrysler Financial	Distribution Date:	08-Sep-04
DaimlerChrysler Auto Trust 2004-A Monthly Servicer’s Certificate (HV)		Page 2 of 2

Cash Sources
Collections of Installment Principal	27,548,131.39
Collections Attributable to Full Payoffs	18,930,647.99
Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	1,216,678.59	Pool Balance	1,257,673,556.11
Collections of Interest	6,571,151.22	Yield Supplement O/C Amount	(35,792,650.76)

Investment Earnings	43,505.17	Adjusted Pool Balance	1,221,880,905.35
Reserve Account	3,750,000.00

Total Sources	58,060,114.36	Total Securities	1,160,581,821.88

Cash Uses		Adjusted O/C Amount	61,299,083.47
Servicer Fee	1,088,537.22	O/C Release Threshold	61,094,045.27
A Note Interest	1,800,157.38
Priority Principal Distribution Amount	0.00	O/C Release Period?	No
B Note Interest	106,875.00
Reserve Fund	3,750,000.00	O/C Release	0.00
Regular Principal Distribution Amount	51,314,544.76
Distribution to Certificateholders	0.00

Total Cash Uses	58,060,114.36

Administrative Payment
Total Principal and Interest Sources	58,060,114.36
Investment Earnings in Trust Account	(43,505.17)
Daily Collections Remitted	(55,337,468.01)
Cash Reserve in Trust Account	(3,750,000.00)
Servicer Fee (withheld)	(1,088,537.22)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	(2,159,396.04)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
Notes	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face

Class A-1 380,000,000 @ 1.0725%	91,896,366.64	40,581,821.88	51,314,544.76	135.0382757	82,132.38	0.2161378
Class A-2 427,000,000 @ 1.41%	427,000,000.00	427,000,000.00	0.00	0.0000000	501,725.00	1.3379333
Class A-3 366,000,000 @ 2.00%	366,000,000.00	366,000,000.00	0.00	0.0000000	610,000.00	1.2708333
Class A-4 282,000,000 @ 2.58%	282,000,000.00	282,000,000.00	0.00	0.0000000	606,300.00	2.7559091
Class B 45,000,000 @ 2.85%	45,000,000.00	45,000,000.00	0.00	0.0000000	106,875.00	2.3750000

Total Notes	1,211,896,366.64	1,160,581,821.88	51,314,544.76		1,907,032.38

* Class A-1 Interest is computed on an Actual/360 Basis. Days in current period	30